Exhibit 23.1

MOORE STEPHENS

ELLIS FOSTER LTD.

CHARTERED ACCOUNTANTS

1650 West 1st Avenue

Vancouver, BC Canada V6J 1G1

Telephone: (604) 734-1112 Facsimile: (604) 714-5916

E-Mail: generaldelivery@ellisfoster.com

December 22, 2005

United States Securities and Exchange Commission

Washington, DC 20549

USA

Dear Sirs:

Re: Neoview Holdings Inc.

We consent to the reference to our Firm under the caption "Experts" and to the use of our reports dated January 10, 2005, in the Registration Statement (Form SB-2: File No. 333-122557) and related Prospectus of Neoview Holdings Inc. for the registration of 2,000,000 shares of its common stock.

Yours truly,

"MOORE STEPHENS ELLIS FOSTER LTD."

CHARTERED ACCOUNTANTS

MS An independently owned and operated member of Moore Stephens North America Inc., Members in principal cities throughout North America

Moore Stephens North America, Inc. is a member of Moore Stephens International Limited, members in principal cities throughout the world.